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                                                                  EXHIBIT (A)(5)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                               MEADOWCRAFT, INC.
                                       at
                              $10.00 Net Per Share
                                       by
                              MWI ACQUISITION CO.
                          a wholly-owned subsidiary of
                                SRB-MWI, L.L.C.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 17, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                    May 19, 1999

To Our Clients:

     Enclosed for your consideration are an Offer to Purchase, dated May 19, 1999 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by MWI Acquisition, Co., a Delaware corporation ("Purchaser") and wholly-owned subsidiary of SRB-MWI, L.L.C., a Nevada limited liability company ("Parent"), to purchase all issued and outstanding shares (the "Shares") of common stock, par value $.01 per share, of Meadowcraft, Inc., a Delaware corporation (the "Company"), at a price of $10.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"). We are the holder of record of Shares held by us for your account.

     A tender of Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The tender price is $10.00 per Share, net to you in cash.

          2. The Offer is being made for all issued and outstanding Shares.

          3. The Board of Directors of the Company (the "Company Board") has unanimously determined that the Offer and the Merger (as defined in the Offer to Purchase) are fair to, and are in the best interests of, the holders of Shares (other than Parent and its affiliates), has unanimously approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger, and unanimously recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer. The unanimous vote of the Company Board is based upon, among other things, the unanimous recommendation of a Special Committee of the Company Board, which is comprised entirely of non-employee independent directors.

          4. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 17, 1999, UNLESS THE OFFER IS EXTENDED.
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          5. The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions, as set forth in the Offer to Purchase. The Offer is not conditioned upon any minimum number of shares being tendered in the Offer, and neither the Offer nor the Merger is subject to any financing condition.

          6. You will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US AS SOON AS POSSIBLE SO THAT WE WILL HAVE AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                              OF MEADOWCRAFT, INC.
                             BY MWI ACQUISITION CO.
                          A WHOLLY-OWNED SUBSIDIARY OF
                                SRB-MWI, L.L.C.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 19, 1999, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by MWI Acquisition Co., a Delaware corporation and wholly-owned subsidiary of SRB-MWI, L.L.C., a Nevada limited liability company, to purchase all issued and outstanding shares (the "Shares") of common stock, par value $.01 per share, of Meadowcraft, Inc., a Delaware corporation.

     This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

                   Dated:                             , 1999
                          ---------------------------

                       Number of Shares to be Tendered:*

                                     Shares

                                   SIGN HERE

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                                  Signature(s)

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                         Please type or print name(s):

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                         Please type or print address:

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                         Area Code and Telephone Number

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               Taxpayer Identification or Social Security Number

     * Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.